Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES SALE OF THE REMAINING 177,000 SHARES OF COMMON STOCK UNDER
CURRENT SHELF REGISTRATION STATEMENT

COLUMBIA, MD – February 4, 2004: — Martek Biosciences Corporation (Nasdaq: MATK), today announced that it has offered and sold approximately 177,000 shares of its common stock to Citigroup Global Markets, Inc. in an underwritten public offering. Martek expects to receive net proceeds, after underwriting discounts and expenses, of approximately $11.2 million from the sale of the shares. Martek expects to use the proceeds from this offering, together with funds on hand and borrowings under its bank credit facility, to finance the expansion of its manufacturing capacity to meet increased demand for its DHA and ARA oils and for various general corporate purposes.

General

This press release contains statements relating to the Company’s public offering of common stock and use of proceeds. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the written prospectus and prospectus supplement relating to the offering may be obtained by submitting a written request to: Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.